Exhibit 10(q)

FORM OF

Amendment
to the
Employment Agreement
(TARP)

This Amendment to the Employment Agreement is entered into as of [date], by and between Sandy Spring Bancorp, Inc., Sandy Spring Bank (collective referred to as the “Employers” or individually as the “Bancorp” and “Bank,” respectively), and [name] (the “Officer”).

WHEREAS, the Officer is currently employed as the [title] of the Employer;

WHEREAS, the Executive and the Employers previously entered into an Employment Agreement dated [date] (the “Employment Agreement”);

WHEREAS, the Executive and the Employers desire to amend the Employment Agreement in such a manner that the Employment Agreement not hinder the Employer’s ability to participate in the Troubled Assets Relief Program (TARP), the Capital Purchase Program (CPP) or any other program authorized by the Emergency Economic Stabilization Act of 2008.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Employment Agreement as follows:

1.        A new Section 26 is added to the Employment Agreement to read as follows:

26.      Troubled Assets Relief Program and Capital Purchase Program

(a)       It is intended that this Agreement and all other arrangements between the Employers and the Officer (collectively, the “Compensation Arrangements ”), comply with the terms of the Capital Purchase Program (CPP).  During any time in which the Employers participate in the CPP, to the extent that the Employers determine that the terms of any Compensation Arrangement do not comply with the terms of the CPP, such Compensation Arrangement shall be deemed amended to the minimum extent necessary to comply with the terms of the CPP.

(b)       Notwithstanding any other provision of any Compensation Arrangement to the contrary, to the extent the Officer is a “senior executive officers” (as such term is defined for purposes of the CPP), the Employers will not make any payment to him in connection with “an applicable severance from employment” (as such term is defined for purposes of the CPP) to the extent the payment exceeds the golden parachute payment limitations of the CPP.  If the payments and benefits provided under the Compensation Arrangements would exceed the golden parachute limitations of the CPP, the payments and benefits shall be reduced or revised, in the manner determined by the Officer (subject to the next sentence), by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits exceeding the limitations.  The Bancorp’s independent public accountants will determine the extent of any reduction in the payments and benefits to be made pursuant to this Section 26; the Bancorp will pay for the accountant’s services.

(c)       This provision shall expire and have no effect at such time the Employers and the Officer are no longer subject to the restrictions imposed in connection with participating in the CPP.

2.         Except as expressly provided herein, the terms and conditions of the Employment Agreement shall remain in full force and effect and shall be binding on the parties hereto until the expiration of the term of the Agreement.

3.         Effectiveness of this Amendment to the Employment Agreement shall be conditioned upon approval by Employers’ Boards of Directors (or the appropriate committees thereof), and this Amendment to the Employment Agreement shall become effective on the later of date of such approval and execution by both parties hereto (the “Effective Date”).

[signature page follows]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Amendment to the Employment Agreement, or have caused this Amendment to the Employment Agreement to be duly executed and delivered in their name and on their behalf, as of the day and year first above written.

SANDY SPRING BANCORP, INC.

By:

Title:

SANDY SPRING BANK

By:

Title:

OFFICER

Name